                                                                    EXHIBIT 99.1

PRESS RELEASE
For more information, contact:
Douglas Williams,
President and Chief Operating Officer
Phone: (276) 632-2133, or
E. Larry Ryder,
Executive Vice President & Chief Financial Officer
Phone: (276) 632-2133, or
Kim D. Shaver,
Director of Marketing Communications
Phone: (336) 454-7088 or (336) 880-1230

For immediate release: June 20, 2003


Hooker Furniture Reports New Quarterly Sales Record

Martinsville, Va.: Hooker Furniture (Nasdaq-SCM: HOFT) today reported record sales and lower earnings for its second quarter ended May 31, 2003. Net sales of $80.1 million, a new quarterly sales record for the Company, increased 28.7 % from $62.3 million in the second quarter of 2002. Net income for the 2003 second quarter was $2.4 million, or $0.42 per share, compared to $3.1 million or $0.55 in the 2002 quarterly period. Profitability for the quarter was negatively impacted by a one-time $1.5 million pretax ($911,000 after tax, or $0.16 per share) restructuring and asset impairment charge related to the previously announced closing of Hooker's Kernersville, NC manufacturing facility, scheduled for August 2003.

"We're pleased with our top line growth for the quarter, especially given the sluggish retail environment in which we've been operating," said Paul B. Toms Jr., chairman and chief executive officer.

For the first half of 2003, net sales were $154.6 million, a six-month sales record for the Company. Sales for the 2003 period increased 25.5% from $123.2 million in the first half of 2002. Profitability for the first half also increased compared to a year ago. Net income for the first six months of 2003 increased 17.7% to $7.4 million, or $1.30 per share, compared with $6.3 million, or $1.12 per share, in the 2002 first half.

Sales increases in the 2003 periods can be attributed to both internal growth within Hooker Furniture's wood furniture operations and growth resulting from the Company's recent acquisition of leather upholstery specialist Bradington-Young. These sales increases were partially offset by declines in shipments of the Company's domestically manufactured wood furniture products. Net sales for the Company's wood furniture business increased $5.7 million or 9.1% to $67.9 million for the 2003 quarter compared with $62.3 million in the 2002 quarter. For the first half, net sales for the wood furniture business increased $10.5 million, or 8.5%, to $133.7 million from $123.2 million in the first half of 2002.

Upholstery shipments from Bradington-Young accounted for $12.2 million in the 2003 second quarter and $20.9 million since the division was acquired at the beginning of January this year. For the 2003 second

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Hooker Furniture Corporation - Press Release
June 20, 2003
Page 2 of 6

quarter, shipments of imported products increased $15.0 million, or 64.3%, to $38.4 million compared with $23.4 million in the 2002 three-month period. Shipments of the Company's domestically produced wood furniture declined $9.4 million, or 24.1%, to $29.5 million from $38.9 million in last year's second quarter. Shipments of imported products for the first half of 2003 increased $30.1 million, or 69.7%, to $73.2 million, compared with $43.1 million in the 2002 six-month period. . Domestically produced wood furniture shipments for the 2003 first half decreased $19.4 million, or 24.3%, to $60.5 million from $80.0 million in the first half of 2002.

At the end of the just-completed quarter, Hooker saw a modest up-tick in incoming orders during Memorial Day retail sales promotions held across the nation. "Most of our retailers had strong Memorial Day events and a sustained increase in the several weeks that followed," Toms said. We remain focused on improving our domestically-made product sales, and are pleased with the vibrant growth of our imported product line," Toms said. "We believe the sales activity in the Bradington-Young line is typical for the upholstery industry in general today," he added.

The restructuring and asset impairment charge resulting from the closing of Hooker's Kernersville plant consisted of $1.3 million in severance and related benefits to be paid to terminated employees and approximately $200,000 in related asset impairment costs. Substantially all of the severance and related benefits will be paid to terminated employees in the 2003 third quarter. This special one-time charge (after taxes) accounted for 1.1% of net sales for the 2003 second quarter and 0.6% of net sales for the first half of 2003 and reduced earnings per share by $0.16 in both the three and six month periods of 2003. Beginning in the fourth quarter of 2003, the Company anticipates a production cost savings of approximately $750,000 to $1.1 million annually as a result of the plant closing.

For the second quarter of 2003, Hooker reported that its gross profit margin of 25.8% improved modestly from the same period in 2002, due primarily to the mix of products shipped. For the first half of 2003 gross profit margin increased to 26.6% of net sales, compared to 25.5% during the same 2002 period. The gross profit margins for upholstery products manufactured by Bradington-Young have been comparable to the gross profit margins the Company achieves on its domestically produced wood furniture products, ranging typically from 20-25% of net sales.

During the 2003 periods, the Company's domestic wood furniture manufacturing operations continued to experience reductions in raw material costs as a percentage of sales volume, compared to the prior year period. However, these improvements were offset by increased labor and overhead costs as a percentage of sales volume, resulting from the reduced work schedules during the first half of 2003 and weather-related downtime experienced during the 2003 first quarter.

The Company's manufacturing employees continued to work reduced, 35-hour work schedules in all domestic case goods plants for the 2003 second quarter and also took an additional week down in April to control inventory levels, reflecting the weakness in incoming orders. Selected plants also shut down for a week in May. In comparison, the Company's domestic case goods factories worked full 40 hour-per-week schedules from January through May of 2002. Hooker's gross profit margins for its imported products declined during the 2003 periods principally due to higher inbound freight and storage costs.

Selling and administrative expenses as a percentage of net sales for the second quarter of 2003 increased to 18.0% compared to 17.2% in the 2002 quarter and increased to 17.1% for the 2003 first half compared to 16.7% in the 2002 six-month period. The increase in selling and administrative expenses as a percentage of net sales in the 2003 periods is principally due to increased selling, warehousing and distribution costs to support higher volumes of imported products. The dollar amounts of selling and administrative expenses increased $3.7 million during the 2003 second quarter and $5.9 million during the

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Hooker Furniture Corporation - Press Release
June 20, 2003
Page 3 of 6

2003 first half, mainly due to the addition of selling and administrative expenses for Bradington-Young and the increased import-related costs.

The Company expects to stay on 35-hour workweeks for the foreseeable future and will shut down its wood furniture factories for the traditional July 4/th/ week to conduct required annual maintenance on its facilities. In addition, Hooker expects to shut down selected facilities for an additional week in July and all facilities for an additional week in each of August and September. The Kernersville facility will operate on reduced, 35-hour weekly work schedules beginning the week after the July 4/th/ shutdown until its operations wind down in early to mid-August 2003.

Bradington-Young's upholstery facilities continued to operate on reduced, 36-hour work schedules during the 2003 second quarter. The Company expects Bradington-Young to continue working on reduced schedules of 31-36 hours per week through July 2003. Additionally, the upholstery facilities will shut down for two weeks in July 2003.

In its announcement of the pending Kernersville, N.C. plant closing last month, the Company stated that the closing would bring its wood furniture manufacturing capacity more in line with incoming orders. "Incoming orders are not yet at a high enough level to run four plants full time this summer, but hopefully business will improve this fall," Toms said. "After several months of solid stock market gains, low interest rates and the war settled, we hope to see a rebound in consumer confidence and retail sales by late summer or early fall."

Ranked among the nation's top 15 public furniture manufacturers in sales, Hooker Furniture is a 79-year old producer and importer of wall and entertainment systems, home office, occasional, dining, bedroom and upholstered leather furniture with approximately 2220 employees. The Company has 10 manufacturing facilities, a distribution center and a warehouse located in Virginia and North Carolina. Plant locations include Cherryville, Hickory, Pleasant Garden, Kernersville, Maiden, and Woodleaf, N.C. and Martinsville and Roanoke, VA. The Company's stock is listed on the Nasdaq SmallCap Market under the symbol HOFT, and closed on June 19, 2003 at $29.91 per share. Please visit us on the World Wide Web at www.hookerfurniture.com and www.bradington-young.com.

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "would," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. These statements reflect the Company's reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited the cyclical nature of the furniture industry, domestic and international competition in the furniture industry, general economic or business conditions, both domestically and internationally, fluctuations in the price of key raw materials including lumber and leather, supply disruptions or delays affecting imported products, adverse political acts or developments in the international markets from which the Company imports products, fluctuations in foreign currency exchange rates affecting the price of the Company's imported products, and capital costs.

                                 -Tables Follow-

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                                     TABLE I
                          HOOKER FURNITURE CORPORATION
                   UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                                         Three Months              Six Months
                                                         Ended May 31,            Ended May 31,
                                                        2003       2002         2003        2002
Net sales .......................................    $ 80,115    $ 62,253     $154,590    $123,182

Cost of sales ...................................      59,473      46,231      113,426      91,760
                                                     --------    --------     --------    --------

     Gross profit ...............................      20,642      16,022       41,164      31,422

Selling and administrative expenses .............      14,401      10,690       26,422      20,538

Restructuring and related asset
   impairment charge (1) ........................       1,470                    1,470
                                                     --------    --------     --------    --------

     Operating income ...........................       4,771       5,332       13,272      10,884

Other income, net ...............................          86         140          276         308

Interest expense ................................         921         502        1,564       1,014
                                                     --------    --------     --------    --------

     Income before taxes ........................       3,936       4,970       11,984      10,178

Income taxes ....................................       1,496       1,887        4,553       3,866
                                                     --------    --------     --------    --------

     Net income .................................    $  2,440    $  3,083     $  7,431    $  6,312
                                                     ========    ========     ========    ========

Earnings per share:

     Basic and diluted ..........................    $    .42    $    .55     $   1.30    $   1.12
                                                     ========    ========     ========    ========

     Weighted average shares outstanding ........       5,750       5,636        5,724       5,628
                                                     ========    ========     ========    ========

(1) In May 2003, the Company recorded one-time pretax charge of $1.5 million ($911,000 after tax, or $0.16 per share) for severance and related asset impairment in anticipation of the August 2003 closing of its Kernersville, NC facility, affecting approximately 270 employees.

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                                    TABLE II
                          HOOKER FURNITURE CORPORATION
                      UNAUDITED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                    May 31,             May 31,          November 30,
                                                                     2003 (2)            2002                2002
Assets
Current assets
   Cash and cash equivalents ................................       $  3,211            $ 19,076            $  2,316
   Trade receivables less allowances
     of $792, $674, and $800 ................................         36,966              27,928              33,771
   Inventories ..............................................         60,382              29,948              54,959
   Prepaid expenses and other ...............................          2,661               3,738               2,225
                                                                    --------            --------            --------
      Total current assets ..................................        103,220              80,690              93,271
Property, plant, and equipment, net .........................         57,178              49,256              49,577
Assets held for sale (3) ....................................            740
Other assets ................................................         15,393               5,941               7,033
                                                                    --------            --------            --------
      Total assets ..........................................       $176,531            $135,887            $149,881
                                                                    ========            ========            ========

Liabilities and Shareholders' Equity
Current liabilities
   Trade accounts payable ...................................       $  4,050            $  3,326            $  5,427
   Accrued salaries, wages, and benefits ....................          6,730               5,404               6,022
   Accrued income taxes .....................................                                                  3,169
   Other accrued expenses ...................................          3,089               4,505               4,372
   Current maturities of long-term debt .....................          6,800               2,794               2,905
                                                                    --------            --------            --------
     Total current liabilities ..............................         20,669              16,029              21,895
Long-term debt, less current maturities .....................         43,419              22,797              21,798
Other long-term liabilities .................................          4,882               4,056               5,144
                                                                    --------            --------            --------
   Total liabilities ........................................         68,970              42,882              48,837
Common stock held by ESOP (4) ...............................                              9,961
Shareholders' equity ........................................        107,561              83,044             101,044
                                                                    --------            --------            --------
     Total liabilities and shareholders' equity .............       $176,531            $135,887            $149,881
                                                                    ========            ========            ========

(2) In January 2003, the Company completed its acquisition of substantially all of the assets of Cherryville, N.C.-based leather seating specialist Bradington-Young, LLC. The Company acquired those assets for an aggregate consideration of $26.7 million less approximately $4.1 million in assumed debt. The consolidated balance sheet as of May 31, 2003 includes those assets and liabilities.

(3) In connection with the closing of its Kernersville, NC plant, the Company has reclassified the facility's real property to "assets held for sale". The carrying value of these assets approximates fair value less estimated selling expenses.

(4) In June 2002, Hooker Furniture common stock began trading on the Nasdaq SmallCap Market under the symbol HOFT. As a result, the Company is no longer obligated to repurchase shares distributed to participants in the Company's ESOP. Consequently, amounts representing shares that were previously subject to the repurchase obligation and reflected in the Company's balance sheets as "common stock held by ESOP" have been reclassified to "shareholders' equity".

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                                    TABLE III
                          HOOKER FURNITURE CORPORATION
                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                             Six Months Ended
                                                                           May 31,        May 31,
                                                                            2003           2002
Cash flows from operating activities
 Cash received from customers .........................................  $ 157,231      $ 124,878
 Cash paid to suppliers and employees .................................   (139,641)      (104,508)
 Income taxes paid, net ...............................................     (7,965)        (2,656)
 Interest paid, net ...................................................     (1,385)          (843)
                                                                         ---------      ---------
  Net cash provided by operating activities ...........................      8,240         16,871
                                                                         ---------      ---------
Cash flows from investing activities
 Purchase of property, plant, and equipment, net of disposals .........     (2,451)        (3,121)
 Acquisition of Bradington-Young, net of cash acquired ................    (22,140)
 Sale of property .....................................................                        17
                                                                         ---------      ---------
  Net cash used in investing activities ...............................    (24,591)        (3,104)
                                                                         ---------      ---------
Cash flows from financing activities
 Proceeds from long-term debt .........................................     76,319
 Payments on long-term debt (including $4,072 assumed
  in the acquisition) .................................................    (54,876)        (1,320)
 Payment to terminate interest rate swap agreement ....................     (3,001)
 Cash dividends paid ..................................................     (1,196)          (752)
 Purchase and retirement of common stock ..............................                      (545)
                                                                         ---------      ---------
  Net cash provided by (used in) financing activities .................     17,246         (2,617)
                                                                         ---------      ---------
Net increase in cash ..................................................        895         11,150
Cash and cash equivalents at beginning of year ........................      2,316          7,926
                                                                         ---------      ---------
Cash and cash equivalents at end of period ............................  $   3,211      $  19,076
                                                                         =========      =========
Reconciliation of net income to net cash provided
 by operating activities
 Net income ...........................................................  $   7,431      $   6,312
  Depreciation and amortization .......................................      4,221          3,805
  Non-cash ESOP cost ..................................................      1,182            696
  Restructuring and related asset impairment charge ...................      1,470
  Loss (gain) on disposal of property .................................          5             (5)
  Changes in assets and liabilities, net of effects of acquisition:
   Trade receivables ..................................................      2,367          1,502
   Inventories ........................................................        701          3,574
   Income tax recoverable .............................................       (243)         1,262
   Prepaid expenses and other assets ..................................     (1,013)        (1,076)
   Trade accounts payable .............................................     (3,343)          (762)
   Accrued salaries, wages, and benefits ..............................     (1,290)           615
   Accrued income taxes ...............................................     (3,169)
   Other accrued expenses .............................................     (2,768)         1,384
   Other long-term liabilities ........................................      2,689           (436)
                                                                         ---------      ---------
  Net cash provided by operating activities ...........................  $   8,240      $  16,871
                                                                         =========      =========